UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 29, 2005

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01:                                         Entry into a Material Definitive Agreement

On July 29, 2005 Versant Corporation, through its German subsidiary Versant GmbH, entered into certain agreements to effect a spin-out of tangible assets, technology rights and contracts related to its Versant Open Access .NET (“VOA.NET”) business to Vanatec GmbH or “Vanatec”, a privately-held company based in Germany.  Versant GmbH is currently a 19.6% minority owner of Vanatec and Vanatec’s remaining 80.4% equity interest is owned by a partnership formed by its employees and managers, who are former Versant employees.  This transaction was effected pursuant to: (1) an Agreement on the Purchase and Assignment of a Share in Vanatec GmbH and Shareholders Agreement dated July 29, 2005 (the “Shareholders Agreement”) among Versant GmbH, Vanatec and Vanatec Beteiligungsgesellschaft burgerlichen Rechts, the partnership formed by the employees and managers of Vanatec (the “Partnership”); and (2) an Asset Purchase Agreement dated as of July 29, 2005 (the “Asset Purchase Agreement”) between Versant GmbH and Vanatec.

Shareholders Agreement.  Prior to entering into these agreements, Versant GmbH had purchased a share interest in Vanatec for 25,000 euros (or approximately US$31,000 based on current exchange rates).  Pursuant to the Shareholders Agreement, Versant GmbH transferred from its share interest an 80.4% equity ownership in Vanatec to the Partnership in exchange for a cash payment of 20,100 euros.  Below is a summary of the additional principal terms of the Shareholders Agreement:

•                  In addition, Versant GmbH has agreed to contribute to Vanatec cash in a total amount of 425,000 euros (equivalent to approximately US$525,000 based on current exchange rates) in two equal installments on August 3, 2005 and November 3, 2005.

•                  Versant GmbH has been granted certain anti-dilution rights such that, if a new investor is admitted as a shareholder of Vanatec, Versant GmbH will be permitted to acquire an additional share interest in Vanatec sufficient to provide it a 19.9% interest following the investment, for a price equal to the nominal value of such interest.

•                  Versant GmbH’s consent is required with respect to certain transactions, including amendment of Vanatec’s articles of association and entering into, modifying or terminating any agreements between Vanatec and its managing directors.

•                  Upon a liquidation, substantial sale of assets or change of control of Vanatec, Versant GmbH is entitled to receive a preferential distribution before payment to other Vanatec shareholders equal to the sum of Vanatec’s share capital and reserves (which include cash contributed to Vanatec by Versant GmbH) plus the costs of establishing Vanatec, together with interest on this sum accrued at the rate of 10% per annum, and with this amount to be doubled for any liquidation, substantial sale of assets or change of control that occurs on or before July 31, 2006.  After payment of such preferential amount, Versant GmbH is entitled to share in the receipt of all remaining proceeds with the other Vanatec shareholders pro rata according to its share interest.

•                  Before transferring its Vanatec shares, Versant GmbH and the Partnership must each offer the other a right of first refusal to purchase its offered shares on the offered terms, and each party has a co-sale right to participate in a sale of Vanatec shares by the other.

•                  Versant GmbH and the Partnership may each require the other to sell all its Vanatec shares to a third-party buyer if the consideration payable to Versant is at least 1 million euros (or 3 million euros for a sale completed after July 31, 2006).

•                  Versant GmbH and the Partnership have each agreed to refrain from competing with Vanatec in the field of object-relational mapping solutions running on the Microsoft .NET platform, and violation of this covenant exposes the breaching party to certain penalties.

The Shareholders Agreement automatically terminates with respect to a party upon the earlier of July 31, 2015 or the date on which a party ceases to be a shareholder and its rights and duties under the agreement have been settled.

Asset Purchase Agreement.  Under the Asset Purchase Agreement, Versant GmbH agreed to sell to Vanatec certain contracts and tangible assets associated with the VOA.NET business effective on August 1, 2005 and to grant Vanatec an exclusive license with respect to the Versant Open Access.NET software (the “License”).  Below is a summary of the additional principal terms of the Asset Purchase Agreement:

•                  Under the License, Versant granted Vanatec a worldwide license to use the VOA.NET software.  The License is exclusive for the field of object-relational mapping solutions running on the Microsoft.NET platform (the “Exclusive Field”).  Versant has retained ownership of the VOA.NET software and the right to use this software outside the Exclusive Field.  If Versant ceases to be a shareholder of Vanatec it may terminate the License on six months’ advance notice.

•                  The assets transferred by Versant GmbH to Vanatec include pending orders for VOA.NET software, licenses, maintenance agreements and other contracts with VOA.NET customers, certain license agreements for the use of third party software, lease agreements associated with assets used in the VOA.NET business, including a lease of office space in Munich, Germany, certain contracts with service providers and certain data and records related to the VOA.NET business, as well as certain office equipment, furniture, computers and marketing materials.

•                  In consideration of this transfer of assets, Vanatec agreed to assume Versant GmbH’s obligations under the contracts being assigned to Vanatec for matters arising after the date of sale, and to pay to Versant GmbH a price equal to the book value of the tangible assets plus certain amounts equivalent to value added taxes on the sale. In exchange for the grant of the License, Vanatec agreed to pay Versant a royalty of 4% of the net proceeds derived from its use of the License, net of certain costs.  However, Versant has agreed to contribute this purchase price and royalty back to Vanatec’s capital reserves rather than being paid these amounts. This contribution will have the effect of increasing Vanatec’s capital reserves, which in turn will potentially increase the amount of Versant’s liquidation preference rights under the Shareholders Agreement.

•                  Versant has agreed to take certain actions designed to assist in transition of the VOA.NET business to Vanatec.

•                  Under the Asset Purchase Agreement, Versant has made certain representations and warranties to Vanatec related to the assets transferred under the agreement, and agreed to indemnify Vanatec for loss arising from breach of such representation provided Versant GmbH is notified of the claim for indemnification on or before July 31, 2006, with Versant GmbH’s liability being limited to 100,000 euros, absent fraud.

Item 2.03:   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As described under Item1.01 above, on July 29, 2005 Versant Corporation, through its German subsidiary Versant GmbH, entered into certain agreements to effect a spin-out of tangible assets, technology rights and contracts related to its Versant Open Access .NET (“VOA.NET”) business to Vanatec GmbH or “Vanatec”, a privately-held company based in Germany.  Versant GmbH is currently a 19.6% minority owner of Vanatec and Vanatec’s remaining 80.4% equity interest is owned by a partnership formed by its employees and managers, who are former Versant employees.  This transaction was effected pursuant to: (1) an Agreement on the Purchase and Assignment of a Share in Vanatec GmbH and Shareholders Agreement dated July 29, 2005 (the “Shareholders Agreement”) among Versant GmbH, Vanatec and Vanatec Beteiligungsgesellschaft burgerlichen Rechts, the partnership formed by the employees and managers of Vanatec; and (2) an Asset Purchase Agreement dated as of July 29, 2005 (the “Asset Purchase Agreement”) between Versant GmbH and Vanatec.

Pursuant to the Shareholders Agreement, Versant GmbH agreed to contribute to Vanatec cash in a total amount of 425,000 euros (equivalent to approximately US$525,000 based on current exchange rates) in two equal installments on August 3, 2005 and November 3, 2005 (the “Capital Contribution”).  The Capital Contribution might be deemed to be a “direct financial obligation” within the meaning of Item 2.03 of Form 8-K.

Pursuant to the Asset Purchase Agreement, Versant GmbH has assigned certain contracts to Vanatec which have been assumed by Vanatec, but under which Versant may have residual obligations or liability if Vanatec does not perform the agreements, including an office lease in Munich Germany under which the remaining rent obligations total approximately US$250,000.  If for any reason Vanatec were to fail to pay such rent it is possible that Versant’s subsidiary, Versant GmbH, may be obligated to pay the unpaid rent obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: August 4, 2005	By:	/s/ Jochen Witte
Jochen Witte, Chief Executive Officer